Exhibit 10.33
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION
Compensation: Non-employee directors shall receive the following remuneration:

Cash retainer	$85,000
Lead Director retainer, if any	$25,000
Non-Executive Chairman retainer	$150,000
Corporate Governance and Nominating Committee fee	$10,000
Audit Committee and Leadership Development and Compensation Committee fee	$15,000 per committee
Corporate Governance and Nominating Committee Chair fee	$20,000
Audit Committee Chair and Leadership Development and Compensation Committee Chair fee	$25,000 per committee
Deferred Stock Payment	$115,000
Directors may elect to defer payment of their fees under the Directors’ Deferred Compensation Plan. Under this Plan, a non-employee director may elect to have payment of all or a portion of the director’s fees deferred and credited to a deferred stock account or into a deferred cash account. Non-employee directors who were former employees of SUPERVALU are not eligible to participate in the Directors’ Deferred Compensation Plan and instead receive an equivalent amount in cash compensation. If a director chooses to defer fees into a deferred stock account, SUPERVALU then credits the director’s account with an additional amount equal to 10 percent of the amount of fees the director has elected to defer and contributes the total amount in the director’s account to a grantor (“rabbi”) trust that uses the amount to purchase shares of SUPERVALU common stock, which are then allocated to an account for the director under the trust. Each director is entitled to direct the trustee to vote all shares allocated to the director’s account in the trust. The common stock in each director’s deferred stock account will be distributed to the director after the director leaves the Board, in accordance with the directors’ payment election. Until that time, the trust assets remain subject to the claims of our creditors. Dividends paid on the shares of common stock held in each of the directors’ accounts are used to purchase additional shares for these accounts each quarter. If a director chooses to defer all or a portion of fees into a deferred cash account, interest is payable on the amount of deferred cash compensation at an annual rate equal to the twelve-month rolling average of Moody’s Corporate Average Bond Index for the twelve-month period ending in the month of October preceding the first day of the calendar year. Payment in cash is made from the cash account after the director leaves the Board.